Filed Pursuant to Rule 433
Registration Statement No. 333-219500
September 3, 2019

PRICING TERM SHEET — REOPENED NOTES DUE 2024

Unilever Capital Corporation

$500,000,000 2.600% Senior Notes due 2024

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V. Unilever PLC Unilever United States, Inc.

Security Type: Anticipated Rating*:	SEC-Registered Senior Notes A1/A+ (Moody’s/S&P)

Original Principal Amount:	$500,000,000

Principal Amount:	$500,000,000, forming part of the same series and trading freely with the $500,000,000 2.600% senior notes due 2024 issued on May 5, 2017

Principal Amount after Reopening:	$1,000,000,000

Maturity:	May 5, 2024

Coupon:	2.600%

Public Offering Price:	102.995% plus accrued interest from May 5, 2019 in the amount of $4,369,444.44

Yield to Maturity:	1.902%

Spread to Benchmark Treasury:	T+55 bps

Benchmark Treasury:	UST 1.250% due August 31, 2024

Benchmark Treasury Yield:	1.352%

Benchmark Treasury Price:	99-16 1/4

Net Proceeds:	$513,375,000, excluding accrued interest

Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount

CUSIP/ISIN:	904764 AX5 / US904764AX59

Trade Date:	September 3, 2019

Interest Payment Dates:	Semi-annually on May 5 and November 5, commencing November 5, 2019

Make-Whole:	T+12.5 bps

Par Call:	At any time on or after March 5, 2024 (two months prior to their maturity date)

Settlement Date:	September 6, 2019 (T+3)**

Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)

Joint Bookrunners:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the Notes will be made against payment therefore on the Settlement Date, the third business day following the Trade Date (such settlement being referred to as “T+3”). Under Rule 15c6-l under the Exchange Act, trades in the United States secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to  trade Notes on the Trade Date will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Settlement procedures in other countries may vary and purchasers of Notes may be affected by such local settlement practices.  Purchasers of Notes who wish to trade the Notes on the Trade Date should consult their own adviser.

No PRIIPs key information document (“KID”) has been prepared as the Notes are not available to retail investors in the EEA.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.

Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) BofA Securities, Inc. at 1-800-294-1322, (2) Citigroup Global Markets Inc. at 1-800-831-9146, (3) Goldman Sachs & Co. LLC at 1-866-471-2526, or (4) Mizuho Securities USA LLC at 1-866-271-7403.

PRICING TERM SHEET — NOTES DUE 2029

Unilever Capital Corporation

$850,000,000 2.125% Senior Notes due 2029

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V. Unilever PLC Unilever United States, Inc.

Security Type: Anticipated Rating*:	SEC-Registered Senior Notes A1/A+ (Moody’s/S&P)

Principal Amount:	$850,000,000

Maturity:	September 6, 2029

Coupon:	2.125%

Public Offering Price:	99.099%

Yield to Maturity:	2.226%

Spread to Benchmark Treasury:	T+75 bps

Benchmark Treasury:	UST 1.625% due August 15, 2029

Benchmark Treasury Yield:	1.476%

Benchmark Treasury Price:	101-12

Net Proceeds:	$838,771,500

Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount

CUSIP/ISIN:	904764 BH9 / US904764BH90

Trade Date:	September 3, 2019

Interest Payment Dates:	Semi-annually on March 6 and September 6, commencing March 6, 2020

Make-Whole:	T+15 bps

Par Call:	At any time on or after June 6, 2029 (3 months prior to their maturity date)

Settlement Date:	September 6, 2019 (T+3)**

Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)

Joint Bookrunners:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the Notes will be made against payment therefore on the Settlement Date, the third business day following the Trade Date (such settlement being referred to as “T+3”). Under Rule 15c6-l under the Exchange Act, trades in the United States secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to  trade Notes on the Trade Date will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Settlement procedures in other countries may vary and purchasers of Notes may be affected by such local settlement practices.  Purchasers of Notes who wish to trade the Notes on the Trade Date should consult their own adviser.

No PRIIPs key information document (“KID”) has been prepared as the Notes are not available to retail investors in the EEA.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) BofA Securities, Inc. at 1-800-294-1322, (2) Citigroup Global Markets Inc. at 1-800-831-9146, (3) Goldman Sachs & Co. LLC at 1-866-471-2526, or (4) Mizuho Securities USA LLC at 1-866-271-7403.